MONTHLY REPORT - JULY	, 2012

                          TriView Global Fund, LLC

             The net asset value of a unit as of July 31, 2012
                was $778.85, down 6.30% from $831.03 per unit
                             as of June 30, 2012.


                     STATEMENT OF CHANGES IN NET ASSET VALUE

                                               Current Period      Year to Date

Net Asset Value (1,692.025 units) at         $   1,406,130.73      1,796,875.21
   June 30, 2012
Addition of 0.00 units on July 1,                         0.00        367,899.29
   2012
Redemption of 192.355 unit                        (149,815.69)      (706,945.70)
   on July 31, 2012
Net Income (Loss)                                  (88,303.48)      (289,817.24)
                                              ----------------  ---------------
Ending Net Asset Value (1,499.670 units)     $   1,168,011.56      1,168,011.56
   at July 31, 2012                            ================  ===============

Net Asset Value per Unit at
   July 31, 2012                              $         778.85


                        STATEMENT OF INCOME AND (LOSS)

Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss)                    $    (64,104.90)       (94,639.43)
         on closed contracts
      Change in unrealized gain (loss) on open            0.00          7,430.00
         contracts

   Interest income                                        0.00             3.04
                                               ---------------  ---------------
Total: Income                                       (64,104.90       (87,206.39)

Expenses:
   Brokerage commissions                            11,717.76       105,279.07
   Operating expenses                                6,466.44        52,054.48
   Incentive fee                                         0.00             0.00
   Management fee                                    1,161.83         9,323.81
   Continuing service fee                                0.00             0.00
   Organizational & offering expenses                4,852.55        35,953.49
                                               ---------------  ---------------
Total: Expenses                                     24,198.58       202,610.85
                                               ===============  ===============
Net Income(Loss) - July, 2012                 $    (88,303.48)     (289,817.24)


                                     To the best of my knowledge and belief,
                                     the information contained herein is
                                     accurate and complete.

                                         TriView Capital Management, Inc.
                                         Managing Member
                                         TriView Global Fund, LLC
                                         /s/ Michael P. Pacult, President